Exhibit 99.2

Blue Water Vaccines Announces Corporate Name Change to Blue Water Biotech in Connection
with Transition into Commercial-Stage Biotechnology Company

CINCINNATI, OH, April 24, 2023 -- Blue Water Vaccines Inc. (“Blue Water” or the “Company”), a biopharmaceutical company developing transformational therapies to address significant global health challenges, today announced that it has changed its corporate name to Blue Water Biotech, Inc. The corporate name change follows the Company’s recent acquisition of ENTADFI®, an FDA-approved treatment for benign prostatic hyperplasia (“BPH”), which has commenced Blue Water’s transition into a commercial-stage biotechnology company.

“Our recent purchase of ENTADFI® is transforming Blue Water into a commercial-stage biotechnology company and this name change is an exciting reflection of that progress,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water. “With ENTADFI®, we are building a nimble and effective commercial operation that can be leveraged for our current pipeline or future acquired assets. Over the last few months, we have carefully developed a strong and experienced management team to lead us as we navigate this transition, and we are confident that the future of Blue Water and this product are very bright.”

Blue Water’s commercial team is highlighted by Senior Vice President of Marketing and Business Development, Frank Jaeger, a seasoned marketing and business development executive with extensive experience in the men’s health sector. Mr. Jaeger’s background and knowledge, along with Blue Water’s accomplished management team, will lead the official launch of ENTADFI® to generate revenue and impact within the BPH space.

In addition to ENTADFI® for the treatment of BPH, Blue Water is developing multiple vaccines to prevent infectious diseases with high unmet need. BWV-201, Blue Water’s lead vaccine candidate, is a live attenuated, intranasally delivered, serotype independent Streptococcus pneumoniae vaccine targeting acute otitis media and pneumococcal pneumonia. Additionally, Blue Water is developing a universal influenza vaccine and multiple vaccines using its virus-like particle technology, including Marburg virus disease. Finally, Blue Water is developing a live attenuated, orally delivered Chlamydia vaccine developed with The University of Texas Health Science Center at San Antonio.

Blue Water’s common stock will continue to trade under the ticker symbol NASDAQ: BWV.

About ENTADFI®

ENTADFI® is an oral, once daily treatment for benign prostatic hyperplasia (“BPH”) that combines finasteride, a 5α-reductase inhibitor, and tadalafil, a phosphodiesterase 5 (PDE5) inhibitor, offering a more effective treatment option compared to other available therapies. Clinical trials have shown that ENTADFI® is more effective in treating BPH symptoms, including urinary frequency, urgency, weak stream, and difficulty initiating or maintaining urination, compared to finasteride monotherapy. Additionally, ENTADFI® has demonstrated a favorable safety profile, with fewer adverse sexual side effects compared to finasteride. ENTADFI® reduces potential for adverse sexual side effects, making it a preferred choice for men seeking relief from BPH symptoms without compromising their sexual health. ENTADFI® has received FDA approval for the indication of initiating treatment of the signs and symptoms of BPH in men with an enlarged prostate for up to 26 weeks. More information about BPH and full ENTADFI® prescribing information can be found on the product website at https://entadfipatient.com/.

About Blue Water Biotech

Blue Water Biotech, Inc. is a biotechnology company focused on developing transformational therapies to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. Blue Water is developing a Streptococcus pneumoniae vaccine candidate, designed to specifically prevent highly infectious middle ear infections, known as acute otitis media (AOM), in children, and prevention of pneumonia in the elderly. The Company is also developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including Marburg and monkeypox, among others. Additionally, the Company is developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. Outside of its vaccine franchise, Blue Water owns ENTADFI®, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia. This combination allows men to receive treatment for their symptoms of BPH without the negative sexual side effects typically seen in patients on finasteride alone. For more information about Blue Water, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Blue Water’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to Blue Water’s ability to realize the benefits of its acquisition of ENTADFI®, risks related to BWV’s ability to expand its business scope and its ability to commercialize ENTADFI®, risks related to the development of Blue Water’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. Blue Water does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Blue Water’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 and periodic reports filed with the SEC on or after the date thereof. All of Blue Water’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bluewatervaccines.com